UNAUDITED
CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Earnings
Quarters ended March 30, 1996 and April 1, 1995
(In thousands, except per share data)


                                  March 30,      April 1,
                                  1996           1995


 Net sales                        $ 164,840      $ 168,193


 Cost of products sold              116,948        116,559

 Selling, general and administrative 27,094         25,422

 Depreciation and amortization        4,009          3,725

 Interest                             2,037          1,568

 Other income                          (252)          (228)

   Total costs and expenses         149,836        147,046


 Earnings before income taxes        15,004         21,147

 Income taxes                         5,536          7,951


 Net earnings                     $   9,468      $  13,196


 Net earnings per common share    $    .20       $    .27


 Dividends per common share       $   .135       $    .12


 Average shares outstanding          48,318         48,921









See accompanying notes to consolidated financial statements.
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